Exhibit 10.121

AMENDED AND RESTATED REPAYMENT GUARANTY

THIS AMENDED AND RESTATED REPAYMENT GUARANTY (this “Guaranty”) is made as of March 10, 2014, by KBS REIT PROPERTIES III, LLC, a Delaware limited liability company (“Properties REIT”) (individually and collectively referred to herein as “Guarantor”) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the “Lenders” pursuant to the Loan Agreement described below (in such capacity, “Agent”) and in favor of each party that now or hereafter is bound under the Loan Agreement as a “Lender” (referred to herein individually as a “Lender” and collectively as the “Lenders”).

1.        Except as otherwise provided in this Guaranty, initially capitalized terms used in this Guaranty without definition are defined in that certain Loan Agreement of even date herewith by and between KBSIII DOMAIN GATEWAY, LLC, a Delaware limited liability company, KBSIII 1550 WEST MCEWEN DRIVE, LLC, a Delaware limited liability company, KBSIII 155 NORTH 400 WEST, LLC, a Delaware limited liability company, KBSIII TOWER AT LAKE CAROLYN, LLC, a Delaware limited liability company, and KBSIII 201 SPEAR STREET, LLC, a Delaware limited liability company (together with each New Borrower now or hereafter bound under the Loan Agreement as a Borrower, collectively, “Borrower”), Agent and Lenders (the “Loan Agreement”). This Guaranty renews, amends, restates and replaces, in its entirety, that certain Repayment Guaranty dated as of April 30, 2012 (as amended as of the date of this Guaranty, the “Existing Guaranty”) executed by Guarantor and KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation (“Parent REIT”), made in favor of Agent and Lenders.

2.        In order to induce Agent and Lenders to enter into the Loan Agreement and to induce Lenders to continue to loan to Borrower the sum of $200,000,000.00, subject to increase to $350,000,000.00 on the terms and conditions set forth in the Loan Agreement (as it may be increased, the “Loan”), evidenced by one or more secured promissory notes in the aggregate principal amount of $200,000,000.00, (which amount may increase up to $350,000,000.00 if the “Accordion Option” described in the Loan Agreement is exercised and the conditions set forth therein are satisfied), each now or hereafter executed by Borrower and payable to the order of one or more Lenders (collectively, the “Notes”), subject to the paragraphs set forth in this Section 2 below, Guarantor hereby unconditionally and irrevocably guarantees to Agent and Lenders (and to each Lender and Swap Counterparty) and to their successors, endorsees and/or assigns , the full and prompt payment of (a) subject to the limitations on Guarantor’s liability contained in this Section 2 below, the principal sum of the Notes (as the amount of such Notes may be increased as described above) in accordance with their terms when due, by acceleration or otherwise when due under the terms of the Notes, and any and all other sums of money that become owing by Borrower to Lenders under the Notes, the Loan Agreement and/or any other “Loan Document” as such term is defined in the Loan Agreement, and (b) all present and future indebtedness, settlement obligations, termination fees and costs, and all other sums and obligations (collectively, the “Swap Contract Obligations”) now and hereafter owing to U.S. Bank National Association and/or Swap Counterparty by Borrower or one or more Borrowers (or any Affiliate of Borrower or one or more Borrowers) under or in connection with any and all present and future Swap Transactions and Swap Contracts in connection with the Loan (which Notes, Loan Agreement, Swap Contracts and other “Loan Documents” are also collectively referred to herein as the “Loan Documents”). The obligations guaranteed pursuant to this Section 2 are hereinafter referred to as the “Guaranteed Obligations.”

Notwithstanding anything else to the contrary contained in this Guaranty, the maximum amount for which the Guarantor shall be liable under this Guaranty shall not exceed (i) the Base Guaranteed Amount (defined below as the same shall be determined from time to time), plus (ii) all Swap Contract Obligations relating to the Loan, and any and all other present and future Swap Transactions and Swap Contracts, plus (iii) 100% of all amounts owing under the Environmental Indemnity by any Borrower if (and only if) an Environmental Insurance Policy (as defined in the Loan Agreement and substantially and materially in the form approved by Agent (A) pursuant to Section 2.1(r) of the Loan Agreement as to the Initial Properties and (B) at the time a Property is added as collateral for the Loan as to all other Properties) is not then in place or, if not then in place, does not otherwise cover Borrower for claims relating to environmental matters when and if demand is made by Agent under the Environmental Indemnity (i.e., Guarantor shall have no liability under this Guaranty for amounts owing under the Environmental Indemnity so long as the Environmental Insurance Policy covering the Properties is in place or otherwise covers the liability of Borrower for environmental matters at the time demand is made by Agent to Borrower under the Environmental Indemnity, whether or not the claim relating to any such environmental matter is a covered claim under such Environmental Insurance Policy), plus (iv) 100% of any deficiency, loss or damage suffered by Agent and Lenders because of: (1) the intentional misapplication or misappropriation by Borrower of any funds derived from any Property, including the misapplication or misappropriation by Borrower of rent, security deposits, insurance proceeds, condemnation awards, or other income arising with respect to any Property; (2) Borrower’s intentional commission of physical waste with respect to any Property; (3) the fraud or intentional misrepresentation by Borrower or Guarantor made in or in connection with the Loan Documents or the Loan; or (4) Borrower’s voluntary or collusive filing, or the filing against Borrower by any party, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower not dismissed within 90 days.

Notwithstanding the foregoing or anything stated to the contrary in this Guaranty, under no circumstances whatsoever shall the liability of Guarantor arising under clause (i) above exceed $50,000,000.00 in the aggregate (or after any exercise of an Accordion Option or following a reduction in the Committed Amount, 25.0% of the Committed Amount, so that, for example, after any exercise of the Accordion Option, if the Committed Amount was increased to $300,000,000.00, the maximum liability arising under clause (i) above would equal $75,000,000.00 under the conditions specified in this paragraph, or, if the Committed Amount is reduced to $100,000,000.00, the maximum liability arising under clause (i) above would equal $25,000,000.00 under the conditions specified in this paragraph (it being understood that the Committed Amount may never be reduced to an amount less than the outstanding principal balance of the Loan)).

For the purposes of this Guaranty, “Base Guaranteed Amount” shall mean, as the same is determined from time to time and subject to adjustment as set forth hereinabove and below, an amount equal to twenty-five percent (25.0%) of all principal owing under the Notes (as such principal amount(s) may be borrowed, increased, repaid and re-borrowed pursuant to the terms and conditions of the Loan Agreement), such amount calculated based on the percentage listed above of the outstanding principal amount of the Notes as of the date the Notes become due and payable in full (whether at maturity or by acceleration or otherwise) (the “Due Date”). In determining the Base Guaranteed Amount, no payments or recoveries from any source whatsoever (including without limitation payments received from Borrower and proceeds from the foreclosure sales or other liquidation of collateral for the Loan, or any credit bids made by Agent and Lenders at any foreclosure sales) received by Agent or Lenders after the Due Date shall be applied to reduce the Base Guaranteed Amount. Guarantor’s maximum liability under this Guaranty shall be reduced only by payments received from Guarantor under this Guaranty following the Due Date from its own funds (and not, as noted above, from liquidation of collateral). Additional advances (such as Protective Advances) made after the Due Date shall (subject to the provisions of the immediately preceding paragraph) increase the Base Guaranteed Amount by an amount equal to twenty-five percent (25.0%) of the amount advanced.

Within five (5) Business Days following Guarantor’s written request (which requests shall be limited to one request per month), Agent shall confirm in writing its calculation of the current Base Guaranteed Amount and the Committed Amount based on information known to Agent as of the specified date.

Guarantor agrees that any indebtedness which remains owing under the Loan Documents from time to time, including all indebtedness that remains owing after the application of payments received from Borrower and the application of proceeds received from the foreclosure of any deed of trust or mortgage (or after application of the credit bid of the Lenders at the foreclosure sale) and other liquidation of the collateral for the indebtedness secured thereby, shall be deemed to be indebtedness guaranteed hereby (subject to the limitation on the Base Guaranteed Amount guaranteed hereby as set forth herein and the limitation related to the Committed Amount set forth above) (so that, for example, if following foreclosure and receipt of the foreclosure proceeds, the total principal indebtedness owing to Agent and Lenders under the Loan Documents is $50,000,000, and the Base Guaranteed Amount as calculated herein is $50,000,000, the principal amount for which Guarantor would be liable to Agent and Lenders hereunder is the full $50,000,000), and Guarantor may not claim or contend so long as any such indebtedness remains outstanding that any payments received by Agent or Lenders from Borrower or otherwise (but expressly excepting any payments or proceeds received by Agent and Lenders from Guarantor under this Guaranty), or proceeds received by Agent and Lenders in connection with the liquidation of collateral, shall have reduced or discharged Guarantor’s liability or obligations hereunder. Nothing contained in this paragraph shall be deemed to (a) limit or otherwise impair any of the waivers or agreements of Guarantor contained in the preceding or following sections of this Guaranty, (b) require Agent or Lenders to proceed against Borrower or any collateral before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any right Agent and Lenders would have in the absence of this paragraph.

Agent shall have the right to apply payments received from Borrower to the Loan in any manner elected by Agent, even if the manner of application does not reduce at all or to the greatest extent Guarantor’s maximum aggregate obligation hereunder for payment of the Guaranteed Obligations.

3.            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, in accordance with California Civil Code (“CC”) Section 2856, the Guarantor hereby agrees as follows:

(a)        Guarantor waives any and all rights of subrogation, reimbursement, indemnification and contribution, and any other rights and defenses that are or may become available to Guarantor by reason of CC Sections 2787 to 2855, inclusive, 2899 and 3433 including, without limitation, any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations or to any other guarantor of any of the Guaranteed Obligations with respect to such guarantor’s obligations under its guaranty, in either case, pursuant to the antideficiency or other laws of this state limiting or discharging the principal’s indebtedness or such other guarantor’s obligations, including, without limitation, California Code of Civil Procedure (“CCP”) Sections 580a, 580b, 580d or 726; and

(b)        Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property. This means, among other things:

(i)         Agent and Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower;

(ii)        If Agent or any Lender forecloses on any real property collateral pledged by Borrower:

(A)        The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

(B)        An action to collect from Guarantor may be commenced more than three months after a foreclosure sale of the real property collateral or any part thereof; and

(C)        Agent and Lenders may collect from Guarantor even if Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon CCP Sections 580a, 580b, 580d, or 726; and

(c)        Guarantor waives all rights and defenses arising out of an election of remedies by Agent or Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of CCP Section 580d or otherwise, and even though that election of remedies by Agent or Lenders has destroyed Guarantor’s rights of contribution against another guarantor of any of the Guaranteed Obligations.

(d)        Guarantor hereby waives any right it might otherwise have under Section 2822 of the California Civil Code or similar law or otherwise to have Borrower designate the portion of any such obligation to be satisfied in the event that Borrower provides partial satisfaction of such obligation. Guarantor acknowledges and agrees that Borrower may already have agreed with Agent or Lenders, or may hereafter agree, that in any such event the designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Agent or Lenders rather than by Borrower.

No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 3.

4.            Guarantor represents and warrants to Agent and Lenders that Guarantor has a financial interest in Borrower or is otherwise affiliated with Borrower. In that regard, Guarantor agrees that Agent’s and Lenders’ entering into the Loan Agreement and Lenders’ agreement to make the Loan to Borrower is of substantial and material benefit to Guarantor and further agrees as follows:

(a)        Guarantor shall continue to be liable under this Guaranty and the provisions hereof will remain in full force and effect notwithstanding (i) any modification, agreement or stipulation between Borrower and Agent or their respective successors and assigns, with respect to the Loan Documents or the obligations encompassed thereby, including, without limitation, the Guaranteed Obligations, (ii) Agent’s waiver of or failure to enforce any of the terms, covenants or conditions contained in the Loan Documents or in any modification thereof, (iii) any discharge or release of Borrower or any other guarantor from any liability with respect to the Guaranteed Obligations, (iv) any discharge, release, exchange or subordination of any real or personal property then held by Agent or any Lender as security for the performance of the Guaranteed Obligations, (v) any additional security taken for the Guaranteed Obligations, whether real or personal property, (vi) any foreclosure or other realization on any security for the Guaranteed Obligations, regardless of the effect upon Guarantor’s subrogation, contribution or reimbursement rights against Borrower or any other guarantor, (vii) any additional loans or financial accommodations to Borrower or (viii) the manner or order by which payments are applied to principal, interest or other obligations under the Loan Documents. Without limiting the generality of the foregoing, Guarantor hereby waives the rights and benefits under CC Section 2819, and agrees that by doing so Guarantor’s liability shall continue even if Agent or any Lender alters any obligations under the Loan Documents in any respect or Agent’s or Lenders’ remedies or rights against Borrower are in any way impaired or suspended without Guarantor’s consent.

(b)        Guarantor’s liability under this Guaranty shall continue until all sums due under the Notes have been paid in full and until all Guaranteed Obligations to Agent and Lenders have been satisfied, and shall not, except as expressly provided above in this Guaranty, be reduced by virtue of any payment by Borrower of any amount due under the Notes or under any of the Loan Documents (except to the extent that Borrower makes a voluntary payment and such payment reduces the outstanding principal amount of the Loan prior to the Due Date) or by Agent’s and Lenders’ recourse to any collateral or security.

(c)        Guarantor represents and warrants to Agent and Lenders that Guarantor now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Loan Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower’s financial status and its ability to pay and perform the Guaranteed Obligations owed to Agent and Lenders. Guarantor further represents and warrants that Guarantor has reviewed and approved copies of the Loan Documents and is fully informed of the remedies Agent and Lenders may pursue, with or without notice to Borrower, in the Event of Default under the Notes or other Loan Documents. So long as any of the Guaranteed Obligations remains unsatisfied or owing to Agent or Lenders, Guarantor shall keep fully informed as to all aspects of Borrower’s financial condition and the performance of the Guaranteed Obligations.

(d)        Guarantor acknowledges and agrees that Guarantor may be required to perform the Guaranteed Obligations in accordance with the terms hereof notwithstanding the fact that the Loan has fully matured, that the outstanding principal balance thereof is fully due and payable and that Borrower is in default of its obligation to pay the full amount due under the Notes on the maturity thereof.

5.            The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents or other instruments relating to the creation or performance of the Guaranteed Obligations or the pursuit by Agent or any Lender of any remedies which any now has or may hereafter have with respect thereto under the Loan Documents, at law, in equity or otherwise. Guarantor hereby waives any and all benefits and defenses under CC Section 2810 and agrees that by doing so Guarantor shall be liable even if Borrower had no liability at the time of execution of any of the Loan Documents or thereafter ceases to be liable. Guarantor hereby waives any and all benefits and defenses under CC Section 2809 and agrees that by doing so Guarantor’s liability may be larger in amount and more burdensome than that of Borrower. Guarantor’s liability hereunder shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for the Loan, whether caused by hazardous substances or otherwise, Agent’s or any Lender’s failure to perfect a security interest in such security or collateral or any disability or other defense of Borrower or any other guarantor.

6.            Guarantor hereby waives to the extent permitted by law: (i) all notices to Guarantor except as expressly required by the terms of this Guaranty, to Borrower, or to any other Person, including without limitation notices of the acceptance of this Guaranty or the creation, renewal, extension, modification, accrual of any of the Guaranteed Obligations owed to Agent and Lenders, enforcement of any right or remedy with respect thereto and notice of any other matters relating thereto; (ii) diligence and demand of payment, presentment, protest, dishonor, notice of intent to accelerate, notice of acceleration and notice of dishonor; (iii) any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof; and (iv) all principles or provisions of law which conflict with the terms of this Guaranty. Guarantor further agrees that Agent may enforce this Guaranty upon the occurrence of an Event of Default under the Notes or the other Loan Documents (as Event of Default is described therein), notwithstanding the existence of any dispute between Borrower and Agent or any Lender with respect to the existence of said Event of Default or performance of the Guaranteed Obligations or any counterclaim, set-off or other claim which Borrower may allege against Agent or any Lender with respect thereto. Moreover, Guarantor agrees that Guarantor’s obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

7.        Guarantor agrees that Agent may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral (including, without limitation, pursuant to a judicial or nonjudicial foreclosure) and without the necessity of proceeding against Borrower or any other guarantor. Guarantor hereby waives any and all benefits under CC Sections 2845, 2849 and 2850, including, without limitation, the right to require Agent to proceed against Borrower, to proceed against any other guarantor, to foreclose any lien on any real or personal property, to exercise any right or remedy under the Loan Documents, to draw upon any letter of credit issued in connection herewith, or to pursue any other remedy or to enforce any other right.

8.        (a)      Guarantor agrees that nothing contained herein shall prevent Agent and Lenders from suing on the Notes or from exercising any rights available to them under the Notes or under any of the other Loan Documents and that the exercise of any of the aforesaid rights will not constitute a legal or equitable discharge of Guarantor. Guarantor understands that the exercise by Agent and Lenders of certain rights and remedies contained in the Loan Documents (such as a nonjudicial foreclosure) may affect or eliminate Guarantor’s right of subrogation against Borrower and that Guarantor may therefore incur a partially or totally non-reimbursable liability hereunder; nevertheless, Guarantor hereby authorizes and empowers Agent to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available to Agent and Lenders, since it is the intent and purpose of Guarantor that the obligations hereunder are absolute, independent and unconditional under any and all circumstances. Guarantor expressly waives any defense (which defense, if Guarantor had not given this waiver, Guarantor might otherwise have) to a judgment against Guarantor by reason of a nonjudicial foreclosure sale. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits and defenses under (i) CCP Section 580a (which Section, if Guarantor had not given this waiver, would otherwise limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the obligations guaranteed herein and the fair market value of the property or interests sold at such nonjudicial foreclosure sale), (ii) CCP Sections 580b and 580d (which Sections, if Guarantor had not given this waiver, would otherwise limit Agent’s and Lenders’ right to recover a deficiency judgment with respect to purchase money obligations and after a nonjudicial foreclosure sale, respectively), and (iii) CCP Section 726 (which Section, if Guarantor had not given this waiver, among other things, would otherwise require Agent and Lenders to exhaust all of its security before a personal judgment may be obtained for a deficiency). Notwithstanding any foreclosure of the lien of any deed of trust or mortgage or security agreement with respect to any or all of the real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Guarantor shall remain bound under this Guaranty.

(b)        Guarantor waives all benefits and defenses under CC Sections 2847, 2848 and 2849 and agrees that Guarantor shall have no right of subrogation against Borrower or against any collateral or security provided for in the Loan Documents and no right of reimbursement or contribution against any other guarantor unless and until all Guaranteed Obligations have been indefeasibly paid and satisfied in full, and Agent and Lenders have released, transferred or disposed of all of their rights, title and interest in any collateral or security. To the extent the waiver of Guarantor’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Guarantor further agrees that Guarantor’s rights of subrogation and reimbursement against Borrower and Guarantor’s rights of subrogation against any collateral or security shall be junior and subordinate to any rights Agent or Lenders may have against Borrower and to all rights, title and interest Agent or Lenders may have in such collateral or security, and Guarantor’s rights of contribution against any other guarantor shall be junior and subordinate to any rights Agent or Lenders may have against such other guarantor. Agent and Lenders may use, sell or dispose of any item of collateral or security as it sees fit without regard to Guarantor’s subrogation and contribution rights, and upon disposition or sale of any item, Guarantor’s rights with respect to such item will terminate. Guarantor understands that Guarantor may record a Request for Notice of Default pursuant to CC Section 2924(b) and thereby receive notice of any proposed foreclosure of any real property collateral then securing the Guaranteed Obligations. With respect to the foreclosure of any security interest in any personal property collateral then securing the Guaranteed Obligations, Agent and Lenders agree to give Guarantor five (5) days’ prior written notice, in the manner set forth in Section 10 hereof, of any sale or disposition of any such personal property collateral, other than collateral which is perishable, threatens to decline speedily in value, is of a type customarily sold on a recognized market, or is cash, cash equivalents, certificates of deposit or the like.

(c)        Guarantor’s sole right with respect to any such foreclosure of real or personal property collateral shall be to bid at such sale in accordance with applicable law. Guarantor acknowledges and agrees that Agent or any Lender may also bid at any such sale and in the event such collateral is sold to Agent or any Lender in whole or in partial satisfaction of the Guaranteed Obligations (or any portion thereof), Guarantor shall have no further right or interest with respect thereto. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease, or in any way to diminish any rights of set-off Agent and Lenders may have with respect to any cash, cash equivalents, certificates of deposit, letters of credit or the like which may now or hereafter be deposited with Agent or any Lender by Borrower.

(d)        To the extent any dispute exists at any time between or among Guarantor and any other guarantor of the Guaranteed Obligations as to Guarantor’s or any other guarantor’s right to contribution or otherwise, Guarantor agrees to indemnify, defend and hold Agent and Lenders harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys’ fees and costs) Agent and Lenders may suffer as a result of such dispute.

(e)        So long as any of the Guaranteed Obligations are owing to Agent or any Lender, Guarantor shall not, without the prior written consent of Agent, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or by any defense which Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such case. Agent shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Guarantor acknowledges and agrees that any interest on the Guaranteed Obligations which accrues after the commencement of any such proceeding (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on any such portion of the Guaranteed Obligations if said proceedings had not been commenced) will be included in the Guaranteed Obligations because it is the intention of the parties that the Guaranteed Obligations should be determined without regard to any rule or law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Agent and Lenders, or allow the claim of Agent and Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Agent (for the benefit of Lenders) Guarantor’s right to receive any payments from any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person by way of dividend, adequate protection payment or otherwise. If all or any portion of the Guaranteed Obligations are paid or performed by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Agent or Lenders as a preference, fraudulent transfer or otherwise in such case irrespective of payment in full of all obligations under the Loan Documents.

9.          (a)      Guarantor represents and warrants that any financial statements, tax returns or other documents of Guarantor heretofore delivered to Agent are true and correct in all material respects. Such statements were prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the financial position of Guarantor as of the date thereof. Guarantor further represents and warrants that no material adverse change has occurred in Guarantor’s financial position since the date of such statements.

(b)        Guarantor covenants and agrees to provide Agent with any and all financial information required by Agent pursuant to the Loan Agreement. Guarantor further covenants and agrees to immediately notify Agent if it determines it does not satisfy the financial covenants set forth in Section 13 of this Guaranty.

10.        All notices, requests and demands to be made hereunder to the parties hereto must be in writing and given as provided in the notice provisions of the Loan Agreement (at the addresses set forth below).

To Agent:	U.S. Bank National Association 4100 Newport Place, Suite 900 Newport Beach, California 92660 Attention: Loan Administration Telephone: 949-863-2376 Facsimile: 949-252-1759

To Guarantor:

KBS REIT PROPERTIES III, LLC

c/o KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Attention:  Jeff Waldvogel, VP/Controller;

SEC Reporting & Technical Accounting

With a copy to:	c/o KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attention: Todd Smith, VP Controller, Corporate

With a copy to:	c/o KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attention: James Chiboucas, Esq., Vice Chairman and Chief Legal Officer

With a copy to:	Greenberg Traurig, LLP 3161 Michelson Drive, Suite 1000 Irvine, California 92612 Attention: Bruce Fischer, Esq.

11.          Guarantor represents and warrants to Agent and Lenders as follows:

(a)        No consent of any other Person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

(b)        The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

12.          Guarantor’s performance of a portion, but not all, of the Guaranteed Obligations will in no way limit, affect, modify or abridge Guarantor’s liability for that portion of the Guaranteed Obligations that is not performed. Without in any way limiting the generality of the foregoing, in the event that Agent or any Lender is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligation, such judgment will in no way be deemed to release Guarantor from its covenant to perform any portion of the Guaranteed Obligation which is not the subject of such suit.

13.          Guarantor covenants and agrees as follows:

(a)        Financial Covenants.  Guarantor covenants and agrees to provide the financial information required to be provided by Guarantor in Section 5.4 of the Loan Agreement.

(b)        Minimum Fixed Charge Coverage Ratio.  Starting with the calendar quarter ending on March 31, 2014, measured as of the end of each calendar quarter that occurs during the term of the Loan (i.e., as of each June 30, September 30, December 31 and March 31 during the term of the Loan), Guarantor shall not permit the ratio of EBITDA to Fixed Charges for the preceding four trailing consecutive fiscal quarters to be less than 1.50 to 1.0. As used herein, “EBITDA” shall mean an amount equal to (i) net income as defined by GAAP for Guarantor and its subsidiaries, without duplication, on a consolidated basis for the applicable measuring period, plus (1) interest expense, income taxes, depreciations and amortization expense, acquisition costs and expenses, and extraordinary or non-recurring losses or losses from sales of assets, plus (2) any non-cash expense or contra revenue reducing net income, minus (3) any extraordinary or non-recurring gains or gains from asset sales, minus (4) any non-cash income or gains increasing net income with the exception of any straight line rent, and minus (5) an amount equal to the sum of (A) $0.25 multiplied by the aggregate number of square feet of office buildings owned by Guarantor not under construction, plus (B) $0.10 multiplied by the aggregate number of square feet of industrial buildings owned by Guarantor and not under construction, each as determined in accordance with GAAP or, if not determined by GAAP, as determined in accordance with industry practice; plus (ii) Guarantor’s share of EBITDA (using the definition under subsection (i) above) in all unconsolidated joint ventures, without duplication, each as determined by Agent in its reasonable discretion. For purposes of this definition, nonrecurring items shall be deemed to include, without limitation, (w) gains and losses on early extinguishment of Indebtedness, (x) any breakage payments or fees in connection with a Swap Contract, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. As used herein, “Fixed Charges” shall mean the sum of Guarantor’s and Guarantor’s subsidiaries (without duplication) (A) interest expense (excluding any amortized loan costs relating to loan fees or costs or fees relating to hedging instruments, and amortization related to discounts or premiums on debt), plus (B) the aggregate amount of scheduled principal payments, excluding balloon payments, and (C) distributions on preferred interests and/or preferred stock.

(c)        Maximum Leverage Ratio.  Starting with the calendar quarter ending on March 31, 2014, measured as of the end of each calendar quarter that occurs during the term of the Loan (i.e., as of each June 30, September 30, December 31 and March 31 during the term of the Loan), Guarantor shall not permit its Leverage Ratio to be greater than 0.65 to 1.0. As used herein, (i) “Leverage Ratio” shall mean Total Liabilities to Total Asset Value, (ii) “Total Liabilities” shall mean all debt for borrowed money of Guarantor and its subsidiaries (including guaranties), without duplication, determined on a consolidated basis for the applicable measuring period in accordance with GAAP (but excluding any premiums or discounts on debt), and (iii) “Total Asset Value” shall mean the sum of (a) the total Market Value (defined below) of all properties owned by Guarantor, plus (b) all unencumbered cash and cash equivalents, plus (c) the book value of notes receivable and other tangible assets. For purposes of this Guaranty, “Market Value” shall mean the total market value of all properties owned by Guarantor, which shall mean (i) for the Properties, the as-is appraised value from the most recent Appraisals prepared for and reviewed and approved by Agent (which approval shall not be unreasonably withheld, conditioned or delayed) (with options to re-appraise at the request and expense of Borrower or Guarantor once in any six month period), and (ii) with respect to the other real properties owned by Guarantor (1) for all properties owned for two full quarterly reporting periods, the capped value of real estate assets (net operating income for the applicable reporting periods, annualized and capped at 6.75%, provided that for any property operating at a negative net operating income, Market Value for that asset shall be assumed to be $0), (2) for all real properties owned by Guarantor for less than two full quarterly reporting periods, the undepreciated cost basis of such real property, or (3) at Borrower’s option for all real properties operating at an occupancy of less than 85%, the “as-is” appraised value of such real property pursuant to the most recent appraisal delivered to Agent and approved by Agent in its reasonable discretion. In regards to the asset commonly referred to as RBC Plaza and located in Minneapolis, MN, Agent shall assume a Market Value based on the “as-is” appraised value of such real property pursuant to the most recent appraisal delivered to Agent and approved by Agent in its reasonable discretion, plus any additional leasing and capital expenditure costs incurred since the date of such appraisal through the December 31, 2015, reporting period.

(d)        Minimum Net Worth.  Starting with the calendar quarter ending on March 31, 2014, measured as of the end of each calendar quarter that occurs during the term of the Loan (i.e., as of each June 30, September 30, December 31 and March 31 during the term of the Loan), the Net Worth of Guarantor shall not be less than $250,000,000. As used herein, “Net Worth” shall mean an amount equal to the Total Asset Value less Total Liabilities, without duplication, determined in accordance with GAAP.

(e)        Maximum Recourse Indebtedness.  Guarantor covenants and agrees not to have or incur any consolidated recourse secured indebtedness in excess of an amount equal to fifteen percent (15.0%) of Guarantor’s Total Asset Value (excluding indebtedness incurred under the Loan Documents), unless Agent has otherwise consented in writing to such Guarantor incurring such indebtedness.

14.          This Guaranty is solely for the benefit of Agent and Lenders and is not intended to nor may it be deemed to be for the benefit of any third party, including Borrower.

15.          Guarantor represents and warrants to Agent and Lenders as follows:

(a)        Guarantor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power to own its assets and to transact the business in which it is now engaged and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

(b)        Guarantor has the power, authority and legal right to execute, deliver and perform this Guaranty and all obligations required hereunder and has taken all necessary action to authorize its execution, delivery and performance of this Guaranty and all obligations required hereunder. The execution, delivery and performance of this Guaranty will not violate any of the formation or governing documents of Guarantor or of any laws pursuant to which Guarantor has been formed.

16.          [Intentionally Deleted].

17.          Agent may at Agent’s cost assign this Guaranty with any Loan Document, without in any way affecting Guarantor’s liability hereunder. Any married person executing this Guaranty in its capacity as a guarantor under this Guaranty agrees that recourse may be had against community property and separate property for the satisfaction of all obligations hereby guaranteed. This Guaranty shall be binding upon Guarantor, Guarantor’s heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Agent and Lenders, and their successors, endorsees and assigns. As used herein, the singular includes the plural, and the masculine includes the feminine and neuter and vice versa, if the context so requires.

18.          In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantor shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Agent and Lenders, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.

19.          THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

20.          Guarantor, Agent and Lenders hereby voluntarily, knowingly and intentionally, to the extent permitted by applicable law, WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY in any legal action or proceeding arising under or in connection with this Guaranty or any other Loan Document or concerning the Guaranteed Obligations and/or any collateral therefor or pertaining to any transaction related to or contemplated in any Loan Document, regardless of whether such action or proceeding concerns any contractual or tortious or other claim. Guarantor acknowledges that this waiver of jury trial is a material inducement to Agent and Lenders entering into the Loan Agreement and to Lenders in extending credit to Borrower, that Agent and Lenders would not have entered into the Loan Agreement and Lenders would not have extended such credit without this jury trial waiver, and that Guarantor has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Guaranty and understands the legal effect of this jury trial waiver.

21.        Guarantor hereby submits to the jurisdiction of the state and federal courts in the State of California for purposes of any action arising from or growing out of this Guaranty, and further agrees that the venue of any such action may be laid in Orange County, California and that (in addition to any other method provided by law for service of process) service of process in any such action may be made on Guarantor by the delivery of the process to KBS CAPITAL ADVISORS LLC, attention: David Snyder, whose present address is 620 Newport Center Drive, Suite 1300, Newport Beach, California, whom Guarantor hereby appoints as Guarantor’s agent for service of process. Nothing contained in this Guaranty, however, shall be deemed to constitute, or to imply the existence of, any agreement by Agent or Lenders to bring any such action only in said courts or to restrict in any way any of Agent’s and Lenders’ remedies or rights to enforce the terms of this Guaranty as, when and where Agent shall deem appropriate, in its sole discretion.

22.        No provision of this Guaranty may be changed, waived, revoked or amended without Agent’s prior written consent. Every provision of this Guaranty is intended to be severable. If any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity will not affect the balance of the terms and provisions hereof, which terms and provisions will remain binding and enforceable.

23.        This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and reattached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

24.        No failure or delay on the part of Agent or Lenders to exercise any power, right or privilege under this Guaranty will impair any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor will any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

25.        This Guaranty embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty.

26.        This Guaranty is in addition to all other guaranties of Guarantor and any other guarantors of Borrower’s obligations to Agent and Lenders.

27.        GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS BEEN AFFORDED THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE BEFORE SIGNING IT. GUARANTOR ACKNOWLEDGES HAVING READ AND

UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

28.          When two or more persons or entities have executed this Guaranty, unless the context clearly indicates otherwise, all references herein to “Guarantor” shall mean the guarantors hereunder or either or any of them. All of the obligations and liabilities of said guarantors under this Guaranty (and the obligations of other guarantors under any similar or other guaranties of part or all of the Guaranteed Obligations) shall be joint and several. Suit may be brought against said guarantors, jointly and severally, or against any one or more of them (even if less than all), without impairing the rights of Agent and Lenders against the other or others of said guarantors; and Agent may settle with any one or more of said guarantors for such sums or sum as it may see fit and/or Agent may release any of said guarantors from all further liability to Agent and Lenders for such indebtedness without impairing the right of Agent and Lenders to demand and collect the balance of such indebtedness from the other or others of said guarantors not so released; but it is agreed among said guarantors themselves, however, that such settlement and release shall in no way impair the rights of said guarantors as among themselves.

29.          Notwithstanding anything else stated to the contrary in this Guaranty, none of the constituent members or partners (whether direct or indirect) in Guarantor (including, without limitation, KBS Limited Partnership III and Parent REIT) shall have any liability whatsoever for any of Guarantor’s obligations under this Guaranty. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect any Borrower’s liability or obligations under the Loan Documents or Agent’s right to exercise any rights or remedies against any collateral securing the Loan.

30.          Notwithstanding anything stated to the contrary in this Guaranty, in the event that Agent or its nominee or any third party takes record title to any Property following the exercise of Agent’s rights and remedies under the Loan Documents (an “Acquired Property”), Guarantor shall nonetheless have the right to terminate its continuing liability under Section 2 of this Guaranty with respect to Borrower’s obligations under the Environmental Indemnity (and only as to such obligations), upon fulfillment of each of the following conditions to the reasonable satisfaction of Agent as it relates to any such Acquired Property:

(1)	Guarantor or Borrower shall have delivered to Agent a new environmental insurance policy which insures Agent (on behalf of Lenders) (“New Environmental Insurance Policy”) as to each Property and which:

(a)	is comparable to the existing Environmental Insurance Policy for each Property approved by Agent except the policy limits shall be at least $5,000,000 for each occurrence and in the aggregate with a retention of no greater than $100,000; and

(b)	is issued by the same company as the existing Environmental Insurance Policy or a replacement company with an AM Best’s Rating equivalent or better than A- (Excellent)/IX; and

(c)	has a term of three (3) years from the date of issuance; and

(2)	Agent shall have received evidence that all premiums for three (3) years coverage under such New Environmental Insurance Policy have been prepaid in full.

Such termination of Guarantor’s liability under Section 2 of this Guaranty with respect to Borrower’s obligations under the Environmental Indemnity for any Acquired Property, shall become effective only upon the delivery by Agent to Guarantor of a specific written acknowledgment of the satisfaction of all of the foregoing conditions and the termination of such obligations, which acknowledgement Agent agrees to provide unless any of the conditions to such termination have not been satisfied. This Section 30 shall under no circumstance be interpreted to terminate or limit any of Guarantor’s liabilities in Section 2 of this Guaranty except to the extent such liabilities relate to Borrower’s obligations under the Environmental Indemnity. For purposes of clarification, Guarantor’s termination rights under this Section 30 shall only apply so long as the above conditions have been met as to each Acquired Property that Agent or its nominee or any third party takes record title to following the exercise of Agent’s rights and remedies under the Loan Documents.

31.          Notwithstanding anything stated to the contrary in this Guaranty, in the event that Borrower, as Indemnitor (as defined in the Environmental Indemnity), successfully exercises its right to terminate its continuing liability under the Environmental Indemnity pursuant to and in accordance with the terms and conditions of Section 6 thereof, Guarantor’s liability under Section 2 of this Guaranty with respect to its guaranty of Borrower’s obligations under the Environmental Indemnity (and only as to such obligations) shall automatically terminate.

32.          For purposes of clarification, upon the effective date of this Guaranty, Parent REIT is hereby released from any and all liabilities and obligations arising under the Existing Guaranty and this Guaranty (including its obligations, if any, to pay amounts owing by any Borrower under any Environmental Indemnity).

33.          The U.S. Bank Ineligible Guarantor Exclusionary Terms and Conditions dated as of May 15, 2013 and attached hereto as Exhibit A are hereby incorporated into this Guaranty in their entireties. The Guarantor hereby acknowledges receipt thereof. Guarantor represents as of the date of the execution of this Guaranty, and is deemed to represent on each day that any Borrower (or its Affiliate) enters into a Swap Transaction, that it is an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. §1, et seq., as amended from time to time, and any successor statute). In the event that any Lender any Affiliate of a Lender becomes an assignee or participant of or in Swap Dealer’s interest in a Swap Obligation, such assignee or participant shall be deemed a “Swap Dealer” subject to the Exclusionary Terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

“GUARANTOR”

KBS REIT PROPERTIES III, LLC, a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP III,
a Delaware limited partnership, its sole member

	By:	KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation, its general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

S-1

Exhibit A

U.S. Bank Ineligible Guarantor Exclusionary Terms and Conditions

(See Attached)

Exhibit A

Ineligible Guarantor Exclusionary Terms and Conditions

dated as of May 15, 2013

(a)	Incorporation.

These Ineligible Guarantor Exclusionary Terms and Conditions (“Exclusionary Terms”) may be incorporated by reference into any agreement, document, instrument, confirmation or other writing, whether in physical or electronic form (“Writing”), issued by Swap Dealer or to which Swap Dealer is or becomes a party from time to time, by wording in the Writing indicating that, or the extent to which, these Exclusionary Terms are incorporated into or otherwise applicable to such Writing. These Exclusionary Terms will be deemed to be part of or otherwise applicable to that Writing to the same extent as if set forth therein except as otherwise modified or provided in that Writing. Terms defined herein shall have their meanings solely for purposes of these Exclusionary Terms unless otherwise provided in that Writing.

(b)	Exclusion.

(i)         Subject to clause (ii) below, Swap Dealer hereby agrees, for the benefit of each Swap Counterparty, each Guarantor and their respective successors and assigns, that if Swap Dealer is the beneficiary of any Guaranty of such Guarantor, then such Guaranty shall be deemed to exclude any and all Excluded Swap Obligations notwithstanding anything to the contrary in such Guaranty or any related agreement, document or instrument to which such Swap Counterparty or such Guarantor is a party, and further agrees that any rights of Swap Dealer to enforce such Guaranty with respect to any Excluded Swap Obligation are hereby relinquished, waived and released.

(ii)        Notwithstanding clause (i) above, if any Guarantor or Swap Counterparty makes any written representation to Swap Dealer in connection with a Guaranty, a Swap, or any master agreement governing a Swap to the effect that Guarantor is or will be an ECP on the relevant Eligibility Date (as defined below) with respect to such Swap or a Guaranty, and such representation proves to have been incorrect when made or deemed to have been made, Swap Dealer reserves all of its contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such Swap.

(c)	Definitions.

As used herein, the following terms shall have the following meanings:

“CEA” means the Commodity Exchange Act (7 U.S.C. § I et seq.), as amended from time to time, and any successor statute.

“ECP” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the Commodity Futures Trading Commission (“CFTC”), or the application or official interpretation of any thereof, including by virtue of such Guarantor’s failure for any reason to constitute an ECP on the date the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (“Eligibility Date”). For the avoidance of doubt, the

Eligibility Date shall be the date the Swap Counterparty enters into the relevant Swap if such Guaranty is then in effect, and otherwise it shall be the date of execution and delivery of such Guaranty unless the Guaranty specifies a subsequent effective date. If a Swap Obligation arises under a master agreement governing more than one Swap, the foregoing exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal.

“Guarantor” means any person or entity issuing or providing a Guaranty.

“Guaranty” means each guaranty, agreement, document or instrument under which a Guarantor, but for paragraph (a) above, would be or become liable or obligated for any Swap Obligation as a guarantor or surety of a Swap Counterparty.

“Swap” means any “swap” as defined in section I a(47) of the Commodity Exchange Act, as further defined under CFTC regulations, including any adopted jointly with the Securities and Exchange Commission.

“Swap Counterparty” means, with respect to any Swap with Swap Dealer, any person or entity that is or becomes a party to such Swap, whether at inception, by novation, or otherwise, including any successors of such person or entity.

“Swap Dealer” means U.S. Bank National Association.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap between Swap Dealer and one or more Swap Counterparties.

The foregoing definitions shall be construed in a manner that is consistent with Section 2(e) of the CEA and any related rule, regulation or order of the CFTC, or the application or official interpretation of any thereof.

(d)	Disclosure.

Although these Exclusionary Terms will continue to apply to Swap Obligations payable to Swap Dealer as described above, Swap Dealer hereby discloses that the benefit to a Swap Counterparty or Guarantor of these Exclusionary Terms may not extend to (i) any Swap or a portion thereof upon any permitted transfer thereof to another person or entity (“Transferee”) unless the Transferee agrees to these or equivalent terms with respect to itself, or (ii) any Swap that a Swap Counterparty elects to clear on a “derivatives clearing organization” (as defined in the CEA, a “DCO”) unless the DCO and/or the relevant futures commission merchant of such Swap Counterparty agrees to these or equivalent terms with respect to itself.

(e)	Modification.

Notwithstanding anything to the contrary contained in any Writing, these Exclusionary Terms may not be amended or modified without the express written consent of Swap Dealer.

IN WITNESS WHEREOF, Swap Dealer has executed these Ineligible Guarantor Exclusionary Terms and Conditions on the date specified on the first page of this document.

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jonathan M. York

Name: Jonathan M. York

Title: Senior Vice President